EXHIBIT 99.1
                                                             Terrance G. Howson
                                                             Vice President
                                                             Investor Relations

                                                             FirstEnergy Corp.
                                                             76 S. Main Street
                                                             Akron, Ohio 44308
                                                             Tel 973-401-8519

                                 March 25, 2002

TO THE INVESTMENT COMMUNITY: 1

As detailed in today's news release, FirstEnergy has filed a petition for the allowance of an appeal from the February 21, 2002, order of the Commonwealth Court of Pennsylvania. The appeal filing was made to the Pennsylvania Supreme Court. This letter provides additional details about today's filing.

Background
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The February 21, 2002, Commonwealth Court's decision involved two separate proceedings, which were consolidated and decided by the Pennsylvania Public Utility Commission (Commission) last spring. The first proceeding involved the merger between FirstEnergy and GPU and the Commission's decision in that case was appealed by Clean Air Council and Citizen Power. The second proceeding involved the Commission granting deferred energy cost accounting treatment for Met-Ed's and Penelec's Provider of Last Resort (POLR) energy costs. That decision was also appealed by Clean Air Council and Citizen Power along with ARIPPA, Mid-Atlantic Power Supply Association and York County Solid Waste and Refuse Authority.

On May 24, 2001, the Commission issued an order approving the merger between FirstEnergy and GPU. The Commission did not rule on the POLR rate request at that time but held its disposition in abeyance to afford the parties an opportunity to attempt to resolve the matter in a Commission-facilitated collaborative.

The collaborative was convened on May 29, 2001, but failed to achieve a consensus resolution of the issues. However, on June 11, 2001, a settlement stipulation was proposed. The settlement, among other things, proposed deferred energy cost accounting under which Met-Ed and Penelec would defer the difference between its charges to retail customers for POLR service and its actual cost of supply beginning January 1, 2001, and continuing through year-end 2005.

----------
1 This letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to a number of factors including, but not limited to, the speed and nature of regulatory approvals.


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To The Investment Community                                      March 25, 2002
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The settlement also stipulated that the merged company would flow merger-related savings through to customers by a three-year extension of the distribution rate caps from year-end 2004 to year-end 2007. The settlement also eliminated the GPU GENCO Code of Conduct that had been continued under the Commission's May 24th order. The Commission adopted the proposed settlement (Settlement Order) without modification on June 20, 2001.

The February 21, 2002, Commonwealth Court's decision contained four key elements:

     o   Merger Approval
         The Court found that "the Commission did not err in finding that the public interest was served by allowing the merger" and "there is no evidence that retail competition will suffer". As a result, the Court affirmed the Commission's order approving the merger.

     o   Merger Savings
         FirstEnergy had estimated during the merger proceeding that the merger would result in approximately $150 million in annual merger-related savings across all of FirstEnergy. As mentioned previously, the settlement accounted for these cost savings through a three-year extension of the distribution rate caps. The Court found that the Commission did not err in its treatment of cost savings. However, not realizing that cost savings are, in fact, the same thing as merger savings, the Court also found that the record on merger savings was inadequate and remanded the merger savings issue back to the Commission to determine the amount of merger savings and the allocation of those savings.

     o   Provider of Last Resort Relief
         The Court found that the Company had not met the statutory standards for relief, which was provided in the form of deferred cost accounting treatment for POLR costs in excess of the companies' fixed generation tariff. Furthermore, the Court found that the CTC charge could not be used for recovery of deferred POLR costs even if the Company had met the statutory standards for relief. Based on these findings, the Court overturned the Commission's order on POLR relief.

     o   GENCO Code of Conduct
         The GPU GENCO Code of Conduct details certain aspects of the business relation between the regulated distributions company (in its POLR role) and a company-affiliated GENCO, which has received generation assets from the utility as a part of the electric utility restructuring process in Pennsylvania.


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To The Investment Community                                      March 25, 2002
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The GENCO Code of Conduct was eliminated by the Commission's Settlement Order.
The Court found that the Commission did not adequately explain its reasoning for eliminating the Code of Conduct and ruled that the Code would remain in effect as a condition of the merger.

FirstEnergy's Appeal
--------------------

FirstEnergy has appealed the Provider of Last Resort issue. In its appeal, FirstEnergy said that the Commonwealth Court had mistakenly treated the Settlement Order as a rate increase order issued under a specific Pennsylvania statute. That statute permits an exception to the generation rate cap when an electric utility demonstrates that is incurring significant increases in the price of purchased power that are beyond its control and prevent it from earning a fair rate of return. In reversing the Settlement Order for failure to meet the requirements of the statute, the Commonwealth Court applied the wrong standard of review, and improperly reevaluated findings of fact by the Commission which were supported by substantial evidence in the record.

In overturning the Settlement Order, FirstEnergy said that the Commonwealth Court exceeded permissible appellate review by (1) rendering an unnecessary, anticipatory and advisory opinion, (2) substituting its own fact-finding and conclusion for the judgment of the Commission lawfully exercised, and (3) misapplying Pennsylvania law that governs Commission review of utility management decisions.

FirstEnergy did not appeal the merger savings issue. Although disappointed in the Court's remand of this issue back to the Commission, we are confident that the Commission will implement an appropriate review process given the Court's confusion.

FirstEnergy also did not appeal the GENCO Code of Conduct issue. Because the Seneca Pumped Storage facility is the only former GPU generation asset which is owned by a FirstEnergy subsidiary (CEI), we believe that the Code of Conduct has very limited applicability to FirstEnergy and will not interfere with our ability to provide energy supply to help meet Met-Ed and Penelec's POLR obligations.

The Appeal Process
------------------

The Pennsylvania Supreme Court must decide whether they will accept our application for review. There is no specific timetable for that decision, but it usually takes the Court many months to decide. If the Court accepted our application, the case would be heard and decided by the Court. That process would also take many months.

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To The Investment Community                                      March 25, 2002
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Because of the possible lengthy and uncertain appeal process, we are continuing to carefully review our future uncommitted supply position in Pennsylvania. Today's relatively favorable forward energy cost curve provides us with opportunities to mitigate our financial exposure to any open supply obligations in Pennsylvania.

At this time we do not know what appeal actions may have been taken by the other parties to this case. Should you have any questions, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500 or me at (973) 401-8519.


                                            Very truly yours,



                                            Terrance G. Howson
                                            Vice President - Investor Relations





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